Exhibit 99.1

       United States Steel Corporation Reports 2003 First Quarter Results

      PITTSBURGH, April 29 /PRNewswire-FirstCall/ -- United States Steel Corporation (NYSE: X) today issued the following:

                            Earnings Highlights
                (Dollars in millions except per share data)

                                      1Q              1Q             4Q
                                     2003             2002         2002

   Revenues and other income        $1,907          $1,434        $1,899
   Net income (loss)
    per diluted share                $(.40)          $(.93)        $0.10
   Net income (loss) adjusted
    per diluted share                $(.19)         $(1.07)        $0.42
   Net income (loss)                  $(38)           $(83)          $11
   Adjustments for special items:
     Litigation items                   25              (9)            -
     Pension settlement loss             -               -            90
     Costs related to Fairless shutdown  -               1             -
     Insurance recoveries related
      to USS-POSCO fire                  -             (12)          (19)
     Federal excise tax refund           -               -            (2)
     Gain on VSZ share sale              -               -           (20)
      Tax effect of special items
       above                            (9)              7           (17)
     Cumulative effect of accounting
      change (net of tax)                5               -             -
   Net income (loss) adjusted for
    special items                     $(17)           $(96)          $43


   United States Steel Corporation (NYSE: X) reported a first quarter 2003 net loss of $38 million, or 40 cents per diluted share, compared with a net loss of $83 million, or 93 cents per diluted share, in first quarter 2002 and net income of $11 million, or 10 cents per diluted share, in fourth quarter 2002.

   Excluding special items, the adjusted first quarter 2003 net loss was $17 million, or 19 cents per diluted share, compared with an adjusted net loss of $96 million, or $1.07 per diluted share, in first quarter 2002 and adjusted net income of $43 million, or 42 cents per diluted share, in fourth quarter 2002.

   The first quarter 2003 loss from operations before special items was $19 million, or $5 per ton, compared with an operating loss of $81 million, or $25 per ton, in first quarter 2002 and operating income of $51 million, or $14 per ton, in fourth quarter 2002.

   Commenting on results, U. S. Steel Chairman and Chief Executive Officer Thomas J. Usher said, "Domestic results were significantly impacted by increases in natural gas costs, higher pension and other postretirement benefit costs, and normal negative seasonal effects on our iron ore operations. U. S. Steel Kosice (USSK), on the other hand, achieved record first quarter income from operations reflecting first quarter increases in both prices and shipments."

   Higher prices for domestic natural gas increased costs $54 million and $36 million, respectively, from the first and fourth quarters of 2002. Pension and other postretirement benefit costs, excluding settlement charges, increased by $61 million versus first quarter 2002 and $50 million versus fourth quarter 2002.

   Usher added, "On a positive note, we achieved several important strategic milestones in early 2003 which will transform U. S. Steel into a more globally competitive steel company. These include receiving bankruptcy court approval to purchase National Steel and reaching a progressive new labor agreement with the Steelworkers Union. In addition, building upon the success of our USSK operations in Central Europe, we agreed to purchase Serbian steel producer Sartid a.d. and we submitted an offer to acquire Poland's largest steel company."

   U. S. Steel's Flat-rolled segment recorded a first quarter loss from operations of $40 million, or $16 per ton, which was improved from a first quarter 2002 loss from operations of $74 million, or $32 per ton, but down from 2002's fourth quarter income of $8 million, or $3 per ton. The average realized price in first quarter 2003 was $421 per ton, up $44 per ton from the year-earlier quarter, but down $10 per ton from the 2002 fourth quarter.
First quarter 2003 shipments were 2.4 million net tons, up 5 percent from
2.3 million net tons in 2002's first quarter, and up 2 percent from the fourth quarter of 2002. In addition to impacts from natural gas and benefit cost increases, first quarter Flat-rolled results were negatively affected by a less favorable product mix than in last year's fourth quarter, including increased shipments of semi-finished products.

   The Tubular segment recorded a first quarter 2003 loss from operations of $5 million, or $24 per ton, compared with income of $3 million, or $16 per ton, in first quarter 2002 and a loss of $9 million, or $59 per ton, in the 2002 fourth quarter. First quarter 2003 Tubular shipments of 206,000 net tons rose from 188,000 net tons in the year-earlier quarter and 152,000 net tons in fourth quarter 2002. The latest quarter's average realized price fell $2 per ton from $640 per ton in first quarter 2002, and was off $30 per ton from $668 in the prior year's fourth quarter. North American drilling activity has begun to pick up in response to higher energy prices, and some recovery is expected during the second half of 2003.

   The USSK segment recorded first quarter income from operations of $64 million, or $54 per net ton, compared with an operating loss of $1 million, or $1 per net ton, in the 2002 first quarter and income from operations of $45 million, or $42 per net ton, in 2002's fourth quarter.
First quarter 2003 shipments of 1.2 million net tons were significantly higher than first quarter 2002 shipments, which were negatively impacted by a blast furnace outage, and moderately improved from shipments in the fourth quarter of 2002. USSK operated at 97 percent of capability in the first quarter of 2003. USSK's average realized price in the first quarter rose to $341 per net ton, up $96 per net ton from $245 per net ton in the 2002 first quarter, and up $35 per net ton from the fourth quarter last year. The improvements reflect price increases implemented during the quarter for most products as well as favorable foreign currency translation effects. The improvement over first quarter last year also reflects price increases implemented throughout 2002.

   The Straightline segment reported a first quarter loss from operations of $15 million, compared with losses of $8 million and $13 million in 2002's first and fourth quarters, respectively.

   The Real Estate segment reported first quarter income from operations of $13 million, versus $10 million in the same 2002 quarter, and $20 million in the 2002 fourth quarter.

   U. S. Steel's Other Businesses, which include raw materials, transportation, and engineering and consulting units, had a first quarter 2003 loss from operations of $36 million, compared with a loss from operations of $11 million in 2002's first quarter and breakeven operating results in the fourth quarter of 2002. The first quarter loss was largely attributable to higher energy costs and seasonal effects at iron ore operations as well as increased employee benefit costs across all units.

   Total liquidity as of March 31, 2003, was $1.15 billion, an increase of $122 million from year-end 2002, primarily due to net proceeds of $242 million from the convertible preferred stock offering that was completed in February 2003, partially offset by first quarter cash requirements.

   Looking ahead, even though the company is experiencing a softening of the order book that is expected to have an impact late in the second quarter, shipments for the Flat-rolled segment are expected to improve somewhat from first quarter levels. Second quarter average realized prices are expected to decline slightly primarily due to weakening spot markets. Second quarter natural gas prices, while significantly higher than in last year's second quarter, are expected to decline from the first quarter of 2003. Costs in the second quarter will be negatively impacted by approximately $40 million for scheduled repair outages for the company's largest blast furnace, the hot strip mill and other major units at Gary Works. For full-year 2003, Flat-rolled shipments are expected to approximate 10.0 million net tons.

   For the Tubular segment, second quarter shipments are projected to be up moderately from the first quarter, and the average realized price is expected to be slightly lower than in the first quarter. Shipments for full-year 2003 are expected to be approximately 1.0 million net tons. The new quench and temper line at Lorain Tubular will commence start-up in May with full facility availability expected in July.

   USSK second quarter shipments are expected to be about equal to shipments in the first quarter 2003. Shipments for the full year are projected to be approximately 4.4 million net tons. USSK's second quarter average realized price is expected to increase compared to first quarter 2003 due to an

April 1, 2003, price increase of 20 euros per metric ton for all products. This increase will be partially offset by an unfavorable change in product mix projected for the second quarter. A new continuous annealing line is currently being commissioned and will be fully operational by the end of the second quarter. It is expected to reach full production during the third quarter when a new electrolytic tinning line commences operation.

   U. S. Steel's bid to acquire substantially all of National Steel Corporation's integrated steel assets was approved by the bankruptcy court on April 21, 2003. U. S. Steel and National have signed a definitive agreement and the transaction is expected to close later in the second quarter.

   The new labor agreement reached by U. S. Steel and the United Steelworkers of America (USWA), which covers the USWA-represented plants of both U. S. Steel and National Steel, is scheduled for a ratification vote by USWA membership in May.

   Regarding the National purchase and new labor agreement, Usher said, "This groundbreaking agreement not only cleared the way for our purchase of National, but it clearly provides us the flexibility to staff and operate all of our facilities on a more world competitive basis. We expect that the combined U. S. Steel and National, operating under this innovative agreement, will be able to build substantial value for all U. S. Steel stakeholders."

   During the quarter, U. S. Steel confirmed that the previously announced letter of intent to sell its raw materials and transportation units will be allowed to expire. However, the company is still pursuing the sale of its coal operations as well as most of its other remaining mineral interests. As a result of these efforts, on April 25, 2003, U. S. Steel sold certain coal seam gas interests in Alabama for net proceeds of approximately $34 million.

   The privatization process for Polskie Huty Stali S.A. (PHS) has progressed, with U. S. Steel submitting a second offer for PHS on April 22, 2003. PHS is Poland's largest integrated steel producer and includes the two largest steel plants in the country.

   On March 31, 2003, a wholly owned U. S. Steel subsidiary agreed to purchase out of bankruptcy Serbian steel producer Sartid a.d. and six of its subsidiaries for a total purchase price of $23 million and other financial and employment commitments. Sartid's production facilities include integrated facilities with annual raw steel design production capability of 2.4 million net tons. This transaction is targeted for completion during the third quarter of 2003.

   U. S. Steel believes that presenting net income (loss) adjusted for special items, which are considered to be of an unusual or an infrequently occurring nature, and the related per share amount, provides investors meaningful additional measures of performance.

   This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices, potential asset dispositions and potential acquisitions. Some factors, among others, that could affect 2003 market conditions, costs, shipments and prices for both domestic operations and USSK include product demand, prices and mix, global and company steel production levels, plant operating performance, the timing and completion of facility projects, natural gas prices and usage, changes in environmental, tax and other laws, the resumption of operation of steel facilities sold under the bankruptcy laws, and U.S. and European economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Additional factors that may affect USSK's results are foreign currency fluctuations and political factors in Europe that include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. Whether any of the acquisitions described above will be implemented and the timing of such implementation will depend upon a number of factors, many of which are beyond the control of U. S. Steel. Among the factors that may impact the occurrence and timing of the acquisition of National's integrated steel assets are the absence of any injunctions blocking consummation of the acquisition and the ratification of the tentative labor agreement reached by U. S. Steel and the USWA. Factors that may impact the occurrence and timing of the acquisition of PHS include actions and decisions of the Polish government, anti-monopoly review in several countries and negotiation of definitive documentation. Factors that may impact the occurrence and timing of the acquisition of Sartid and its subsidiaries include the successful completion of anti-monopoly review by competition authorities in several countries. Consummation of the sales of the mining assets and other mineral interests will depend upon a number of factors including regulatory approvals and the ability of the purchasers to arrange financing. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2002, and in subsequent filings for U. S. Steel.

   A Statement of Operations, Other Financial Data and Preliminary Supplemental Statistics for U. S. Steel are attached.

   The company will conduct a conference call on first quarter earnings on Tuesday, April 29, at 1 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button. Replays of the webcast will be available through May 13, 2003.

   For more information on U. S. Steel, visit our web site at www.ussteel.com.


                      UNITED STATES STEEL CORPORATION
                    STATEMENT OF OPERATIONS (Unaudited)
                    ------------------------------------

                                                      First Quarter Ended
                                                            March 31

   (Dollars in millions, except per share amounts)     2003           2002
   --------------------------------------------------------------------------
   REVENUES AND OTHER INCOME:
     Revenues                                        $1,898         $1,431
     Income from investees                                1              2
     Net gains on disposal of assets                      2              1
     Other income                                         6              -
                                                     ------         ------
      Total revenues and other income                 1,907          1,434
                                                     ------         ------
   COSTS AND EXPENSES:
     Cost of revenues (excludes items shown below)    1,732          1,336
     Selling, general and administrative expenses       129             71
     Depreciation, depletion and amortization            90             88
                                                     ------         ------
      Total costs and expenses                        1,951          1,495
                                                     ------         ------
   LOSS FROM OPERATIONS                                 (44)           (61)
   Net interest and other financial costs                38             34
                                                     ------         ------
   LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
    CHANGE IN ACCOUNTING PRINCIPLE                      (82)           (95)
   Benefit for income taxes                             (49)           (12)
                                                     ------         ------
   LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE                                (33)           (83)
   Cumulative effect of change in accounting principle,
    net of taxes                                         (5)             -
                                                     ------         ------
   NET LOSS                                             (38)           (83)
   Dividends on preferred stock                          (2)             -
                                                     ------         ------
   NET LOSS APPLICABLE TO COMMON STOCK                 $(40)          $(83)
                                                     ======         ======
   COMMON STOCK DATA:
     Per share - basic and diluted:
      Loss before cumulative effect of change in
        accounting principle                          $(.35)         $(.93)
      Cumulative effect of change in
       accounting principle                            (.05)             -
                                                     ------         ------
      Net loss                                        $(.40)         $(.93)
                                                     ======         ======
   Weighted average shares, in thousands
    - Basic and diluted                             102,731         89,569

   Dividends paid per share                            $.05           $.05


   The following notes are an integral part of this financial statement.


                      UNITED STATES STEEL CORPORATION
                   SELECTED NOTES TO FINANCIAL STATEMENT
                   -------------------------------------

    1. United States Steel Corporation (U. S. Steel) is engaged domestically in the production, sale and transportation of steel mill products, coal, coke and taconite pellets (iron ore); steel mill products distribution; the management of mineral resources; the management and development of real estate; and engineering and consulting services and, through U. S. Steel Kosice (USSK) in the Slovak Republic, in the production and sale of steel mill products and coke primarily for the central and western European markets.

    2. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 143 "Accounting for Asset Retirement Obligations." SFAS No. 143 established a new accounting model for the recognition and measurement of retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires that an asset retirement obligation be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. U. S. Steel adopted this Statement effective January 1, 2003. The transition adjustment of $5 million, net of tax of $2 million, resulting from the adoption of SFAS No. 143 was recorded as a cumulative effect of a change in accounting principle in the first quarter of 2003.

    3. In February 2003, U. S. Steel sold 5 million shares of 7% Series B Mandatory Convertible Preferred Shares (liquidation preference
        $50 per share) (Series B Preferred) for net proceeds of $242 million. The Series B Preferred have a dividend yield of 7%, a 20% conversion premium (for an equivalent conversion price of $15.66 per common share) and will mandatorily convert into shares of U. S. Steel common stock on June 15, 2006. The net proceeds of the offering will be used for general corporate purposes, including funding working capital, financing potential acquisitions, debt reduction and voluntary contributions to employee benefit plans. The number of common shares that could be issued upon conversion of the 5 million shares of Series B Preferred ranges from approximately 16.0 million shares to 19.2 million shares, based upon the timing of the conversion and the market price of U. S. Steel's common stock.

    4. Cost of revenues for the first quarter of 2003 and 2002, respectively, contain a charge of $25 million and a credit of $9 million related to litigation items.

    5. Income from investees for the first quarter of 2002 included a pretax gain of $12 million for U. S. Steel's share of insurance recoveries related to the May 31, 2001 fire at the USS-POSCO joint venture.

    6. Due to the relationship between domestic and USSK forecasted annual pretax results, the application of the annual effective tax rate created an unusual relationship between income tax benefits and pretax losses in the first quarter of 2003. Therefore, the actual tax benefit rate of 59% applicable to the first quarter 2003 pretax losses, which was developed using first quarter 2003 domestic pretax losses with a tax benefit of approximately 35% and USSK pretax earnings with virtually no income tax provision, was considered the best estimate of the income tax benefit for the period. The income tax benefit in the first quarter of 2002 reflected an estimated annual effective tax rate for 2002 of approximately 13%.

                      UNITED STATES STEEL CORPORATION
                      OTHER FINANCIAL DATA (Unaudited)
                    -----------------------------------

                                                       First Quarter Ended
                                                            March 31

   Cash Flow Data              (In millions)           2003           2002
   --------------------------------------------------------------------------
   Cash provided from (used in) operating activities:
     Net loss                                          $(38)          $(83)
     Depreciation, depletion and amortization            90             88
     Working capital changes                            (62)            96
     Other operating activities                         (34)           (82)
                                                     ------         ------
      Total                                             (44)            19
                                                     ------         ------
   Cash used in investing activities:
     Capital expenditures                               (63)           (56)
     Other investing activities                         (12)           (14)
                                                     ------         ------
      Total                                             (75)           (70)
                                                     ------         ------
   Cash provided from (used in) financing activities and foreign exchange rate changes:

     Preferred stock issued                             242              -
     Other financing activities                           1            (39)
                                                     ------         ------
      Total                                             243            (39)
                                                     ------         ------
   Total net cash flow                                  124            (90)
   Cash at beginning of the year                        243            147
                                                     ------         ------
   Cash at end of the period                           $367            $57
                                                     ======         ======


                                                     Mar. 31        Dec. 31
   Balance Sheet Data           (In millions)         2003           2002
   --------------------------------------------------------------------------
   Cash and cash equivalents                           $367           $243
   Other current assets                               2,441          2,197
   Property, plant and equipment - net                2,958          2,978
   Pension asset                                      1,642          1,654
   Other assets                                         917            905
                                                     ------         ------
   Total assets                                      $8,325         $7,977
                                                     ======         ======
   Current liabilities                               $1,530         $1,372
   Long-term debt                                     1,408          1,408
   Employee benefits                                  2,638          2,601
   Other long-term liabilities                          520            569
   Stockholders' equity                               2,229          2,027
                                                     ------         ------
   Total liabilities and stockholders' equity        $8,325         $7,977
                                                     ======         ======


                      UNITED STATES STEEL CORPORATION
              PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
              -----------------------------------------------

                                                Quarter Ended
                                   March 31         March 31    December 31
   (Dollars in millions)             2003             2002           2002
   --------------------------------------------------------------------------
   INCOME (LOSS) FROM OPERATIONS
   Flat-rolled Products               $(40)           $(74)           $8
   Tubular Products                     (5)              3            (9)
   U. S. Steel Kosice                   64              (1)           45
   Straightline                        (15)             (8)          (13)
   Real Estate                          13              10            20
   Other Businesses                    (36)            (11)            -
                                    ------          ------        ------
   Income (Loss) from Operations
    before special items               (19)            (81)           51
     Special Items:
      Litigation                       (25)              9             -
      Pension settlement loss            -               -           (90)
      Costs related to Fairless
       shutdown                          -              (1)            -
      Insurance recoveries related
        to USS-POSCO fire                -              12            19
      Federal excise tax refund          -               -             2
      Gain of VSZ share sale             -               -            20
                                    ------          ------        ------
       Total Income (Loss)
        from Operations               $(44)           $(61)           $2

   CAPITAL EXPENDITURES
     Flat-rolled Products              $11             $11           $19
     Tubular Products                   22               5            24
     U. S. Steel Kosice                 20              17            52
     Straightline                        1               3             1
     Real Estate                         -               -             -
     Other Businesses                    9              20            12
                                    ------          ------        ------
       Total                           $63             $56          $108

   OPERATING STATISTICS
     Average realized price:
      ($/net ton)(a)
       Flat-rolled Products           $421            $377          $431
       Tubular Products                638             640           668

       U. S. Steel Kosice              341             245           306
     Steel Shipments:(a)(b)
       Flat-rolled Products          2,436           2,330         2,400
       Tubular Products                206             188           152
       U. S. Steel Kosice            1,190             756         1,079
     Raw Steel-Production:(b)
       Domestic Facilities           2,895           2,906         2,609
       U. S. Steel Kosice            1,200             917         1,142
     Raw Steel-Capability
      Utilization:(c)
       Domestic Facilities           91.7%           92.1%         80.8%
       U. S. Steel Kosice            97.3%           74.4%         90.6%
     Domestic iron ore
      shipments(b)(d)                1,817           2,289         4,100
     Domestic coke shipments(b)(d)   1,309           1,164         1,323

   -----------
    (a)  Excludes intersegment transfers.
    (b)  Thousands of net tons.
    (c) Based on annual raw steel production capability of 12.8 million net tons for domestic facilities and 5.0 million net tons for U. S. Steel Kosice.
    (d)  Includes intersegment transfers.